Exhibit 99.1

TransDigm Acquires Fuel and Pneumatic Valve Product Line From Woodward Governor Company

CLEVELAND, Aug. 10 /PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it has acquired certain aerospace related assets from a wholly-owned subsidiary of Woodward Governor Company (Nasdaq: WGOV) for approximately $48 million in cash. Woodward recently acquired this business as part of its acquisition of HR Textron, Inc. The product line has expected calendar 2009 revenues of approximately $20 million with almost half coming from the aftermarket.

The acquired product line is composed of a range of highly engineered fuel and pneumatic valves and surge suppressors. The majority of the product line revenues are on military rotary and fixed wing aircraft. The remaining revenues come from other military and commercial aircraft. Top platforms include F-18, V-22, CH-47, B777, UH-60 (Black Hawk) and the AH-64D (Apache).

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated, stated, “This proprietary and highly engineered line of aerospace valves is consistent with our long standing business strategy. The products fit well with our existing valve offering and will be integrated into our AeroControlex business during fiscal year 2010.”

This is TransDigm’s fourth acquisition in the past 10 months.

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting and AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers, and starter generators and related components.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com